Annual Statement of Compliance

VIA: EMAIL

Greenwich Capital Commercial Funding Corp.
600 Steamboat Road
Greenwich, Connecticut 06830

Re: Greenwich Capital Commercial Funding Corp., Commercial Mortgage Trust 2006-GG7, Commercial Mortgage Pass-Through Certificates, Series 2006-GG7 (the "Trust"), issued pursuant to the Pooling and Servicing Agreement, dated as of July 1, 2006 (the "Agreement"), among Greenwich Capital Commercial Funding Corp., as Depositor, Midland Loan Services, Inc., as Master Servicer, LNR Partners, Inc., as Special Servicer, and LaSalle Bank National Association, as Trustee

I, Barbara L. Marik, a First Vice President of LaSalle Bank National Association, as Trustee hereby certify that:

(1) A review of the activities of the Trustee during the preceding calendar year and of the performance of the Trustee under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Trustee has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: February 1, 2007

LaSalle Bank National Association, as Trustee

/s/ Barbara L Marik
Barbara L. Marik
First Vice President